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                                December 5, 1997

To Our Investors and Friends:

     The pharmaceutical industry is changing. Readers of scientific and industry publications will recognize the imperative of putting together a breadth of new capabilities that not only identifies new targets and characterizes their functions, but also finds the chemical entities that modulate their activity. We believe the creation of AXYS Pharmaceuticals will position our new company on the forefront of these changes. We will be poised to address both the requirements and the challenges of the pharmaceutical industry's future:

     - AXYS will, we believe, be the only biotechnology company that combines a full spectrum of drug discovery technologies from genes to drugs.

     - AXYS will have a powerful intellectual property position in both disease targets and in new chemical entities. In the combination, Arris will enrich its portfolio of high quality biological targets; Sequana will access combinatorial and medicinal chemistries.

     - AXYS will be able to offer one-stop shopping to pharmaceutical partners. We believe that this will increase the value of AXYS' collaborative programs and eliminate the stacking of royalties that occurs when pharmaceutical partners must collaborate with several organizations to access technology and expertise.

     - AXYS will combine its functional genomics technologies with chemical compound libraries produced by combinatorial chemistry to determine not only those targets that are appropriate for intervention, but those that are amenable to small molecule drugs -- a capability we believe has previously been unavailable from a single source.

     Marrying advances in genomics and combinatorial chemistry is perhaps the most salient of the rationales for merging, but equally important are other prospects to create business opportunities as many of the technologies used in gene identification and in drug discovery potentially have value beyond that which may be tapped in our own programs. We believe we can leverage this potential to create significant value in related businesses -- in combinatorial chemistry, diagnostics, pharmacogenomics, protein therapeutics and in gene therapy.

     Finally, we believe the merger provides AXYS a longer term opportunity to lay a foundation that will ensure the success of a sustainable business enterprise:

     - The AXYS clinical pipeline is funded by pharmaceutical partners that validate both companies' scientific accomplishments. Research partnerships with Amgen, Bayer, Boehringer
       Ingelheim, Boehringer Mannheim, Bristol-Myers Squibb, Glaxo Wellcome, Memorial Sloan Kettering, Merck, Parke-Davis, Pharmacia & Upjohn and SmithKline Beecham provide opportunities to expand collaborative scope and a track record to point to in pursuing broader, more lucrative agreements.

     - Programs at Sequana and Arris today combine proprietary discovery targets with critical mass in a single therapeutic area -- cancer. This "infrastructure" has the potential to attract a significant strategic partner to provide near term funding in exchange for exclusive geographic marketing rights, an essential building block for the creation of a self-sustaining business with proprietary research, a clinical pipeline, and ultimately, products.
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December 5, 1997

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     Last but not least, we believe AXYS will have the financial resources it will need to succeed:

     - A partnership portfolio with a deal value at announcement of more than $500 million that provides ongoing research support to a broadly-based research pipeline.

     - Approximately 335 researchers of which 114 are PhD's and MD's.

     - A more than $40 million investment in plant, property and equipment.

     - More than $100 million in cash and equivalents.

     We believe the combination of Arris and Sequana is one that uniquely enables the newly-created AXYS Pharmaceuticals to build value that neither company could have achieved alone.

     With both breadth and depth in technology as well as therapeutic opportunities, we believe AXYS is poised to provide significant returns on the investments we will make to integrate Sequana's genomics capability and Arris' proven drug discovery strengths.

                                          Sincerely,

                                          /s/ John P. Walker
                                          ----------------------
                                          John P. Walker
                                          President
                                          Chief Executive Officer

     The merger of a subsidiary of Arris with and into Sequana is described more fully in the Joint Proxy Statement/Prospectus sent to Arris stockholders. Arris stockholders should read the Joint Proxy Statement/Prospectus in its entirety before determining whether or not to vote in favor of the issuance of shares in connection with the Sequana transaction and the related proposals at the Arris Special Stockholders' Meeting. This letter contains forward-looking statements that involve risks and uncertainties. Arris' and Sequana's actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including those discussed in the Joint Proxy Statement/Prospectus and in the documents incorporated therein by reference. Such risk factors should be considered carefully by Arris stockholders in determining whether or not to vote in favor of the issuance of shares of Arris Common Stock in the merger and the related proposals.